As filed with the Securities and Exchange Commission on September 19, 2000
                                                      REGISTRATION NO. 333-41502


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933



                           -------------------------


                             PENN OCTANE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                                   52-1790357
     (State or Jurisdiction of                         (IRS Employer
  Incorporation or Organization)                  Identification Number)


                         77-530 ENFIELD LANE, BUILDING D
                          PALM DESERT, CALIFORNIA 92211
                                 (760) 772-9080
               (Address, Including Zip Code, and Telephone Number,
                      Including Area Code, of Registrant's
                          Principal Executive Offices)

                                JEROME B. RICHTER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         77-530 ENFIELD LANE, BUILDING D
                          PALM DESERT, CALIFORNIA 92211
                                 (760) 772-9080

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

        COPIES TO:

                                 ALLAN B. DUBOFF
                                   NIA STEFANY
                   RICHMAN, MANN, CHIZEVER, PHILLIPS & DUBOFF
                       9601 WILSHIRE BOULEVARD, PENTHOUSE
                         BEVERLY HILLS, CALIFORNIA 90210
                             (310) 274-8300 (PHONE)
                              (310) 274-2831 (FAX)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable from time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Title of Each Class                       Proposed Maximum         Proposed
of Securities to be    Amount to be      Offering Price Per         Maximum          Amount of
    Registered          Registered             Unit(1)        Aggregate Offering   Registration Fee
                                                                    Price(1)
---------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share     7,357,111             $7.03            $51,729,687         $15,260.26
===================================================================================================




(1) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low prices per share of Common Stock of the registrant as reported on the Nasdaq SmallCap Market on September 15, 2000.


                         ------------------------------

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                             PENN OCTANE CORPORATION




                                7,357,111 SHARES


                                  COMMON STOCK




        Stockholders of the company are offering 7,357,111 shares of common stock. They will sell the stock on the open market at market price or in negotiated transactions. Our common stock is quoted on the Nasdaq SmallCap market under the symbol POCC. On September 15, 2000, the closing price for our stock was $7.06 per share.




                         ------------------------------



                 YOU SHOULD CAREFULLY CONSIDER EACH OF THE RISK
                FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING
                          ON PAGE 4 OF THIS PROSPECTUS.

                         ------------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THESE
      SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
              IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.



                         ------------------------------







                              SUBJECT TO COMPLETION



                The Date of this Prospectus is September 19, 2000

                                TABLE OF CONTENTS



                                                             Page
                                                             ----

SUMMARY ................................................       1

RISK FACTORS ...........................................       4

FORWARD-LOOKING STATEMENTS .............................      13

USE OF PROCEEDS ........................................      13

SELLING STOCKHOLDERS ...................................      13

PLAN OF DISTRIBUTION ...................................      24

LEGAL MATTERS ..........................................      24

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ........      24

INDEMNIFICATION ........................................      25

AVAILABLE INFORMATION ..................................      25

                                     SUMMARY

        This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. We encourage you to read the prospectus in its entirety.

THE COMPANY


        We are engaged in the purchase, transportation and sale of liquefied petroleum gas, which is commonly called "LPG." We began commercial operations in July 1994. Our primary market is the rapidly growing northeast region of Mexico. This region includes the states of Coahuila, Nuevo Leon and Tamaulipas. We believe we have a competitive advantage in the supply of LPG for the northeast region of Mexico because of our access to pipelines and terminal facilities which allow us to bring supplies of LPG close to consumers of LPG in major cities in that region. We sell our LPG primarily to P.M.I. Trading Limited who distributes the LPG purchased from us into the northeast region of Mexico. PMI is the exclusive importer of LPG into Mexico. PMI is also a subsidiary of Petroleos Mexicanos, the state-owned Mexican oil company, which is commonly known by its trade name "PEMEX." Since 1994, our primary customer for LPG has been PMI.



        We own and operate a terminal facility in Brownsville, Texas. We have a long-term lease agreement for approximately 132 miles of pipeline from gas plants in Texas to the Brownsville terminal facility. We have expanded our LPG operations in Mexico to include the delivery of LPG via pipelines directly from the Brownsville terminal facility to a terminal facility in Matamoros, Mexico. The new pipelines and the Matamoros terminal facilities were principally constructed and owned by CPSC International, Inc., which filed for bankruptcy during March 2000. Subsequently, we purchased all of the new pipelines and the Matamoros terminal facilities owned by CPSC, which is currently subject to final documentation and approval by the U.S. Bankruptcy Court. We utilize our affiliated Mexican companies including Penn Octane de Mexico, S.A., de C.V., Termatsal, S.A. de C.V. and Tergas, S.A. de C.V. to conduct the business operations of the Mexican portion of the new pipelines and the Matamoros terminal facilities. We have made and will continue to make additional improvements to the new pipelines and the Matamoros terminal facilities.



        We intend to upgrade the leased pipeline to increase capacity. We have upgraded the Brownsville terminal facility to allow for the loading of LPG by railcars. We are responsible for funding these upgrades.



        We are constructing and intend to have Tergas operate a new terminal facility in Saltillo, Mexico capable of loading LPG by railcars. This will directly link the Brownsville terminal facility and the Saltillo terminal facilities. We are funding the Saltillo terminal facilities.


        We believe our business strengths and opportunities include:


        - our lease rights to the pipeline and our ownership of the new pipelines



        - the geographic proximity of the Brownsville terminal facility and the Matamoros terminal facilities and the to be completed Saltillo terminal facilities to the northeast region of Mexico


        -       our relationships with key purchasers and suppliers of LPG

        -       growing LPG industry with significant barriers to entry


        Our business and operations are subject to numerous risks, some of which are described in the Risk Factors section beginning on page 4 of this prospectus.

THE OFFERING


        This prospectus pertains to an offering by some of our current stockholders of shares of our stock which they currently own or may acquire through the exercise of stock purchase warrants. We have registered this offering because of registration rights held by some of the selling stockholders. The selling stockholders are not required to sell the common stock being offered; sales are entirely at the discretion of each selling stockholder.



        All of the offered shares are being offered by the selling stockholders. We will not be selling any stock as part of this offering. The selling stockholders will receive the proceeds from the sale of the offered stock. We will not receive any of the proceeds, but if the selling stockholders exercise warrants, we will receive proceeds from the sale of stock to those selling stockholders. The stockholders will sell the stock on the open market at market price or in negotiated transactions.



        We will pay the costs of registering these shares. We are entitled to reimbursement by some of the selling stockholders for a portion of these costs.



Common Stock Offered by the Selling Stockholders......... 7,357,111 shares

Nasdaq SmallCap Market Symbol............................ POCC



OUR CONTACT


Jerome B. Richter
President and Chief Executive Officer
77-530 Enfield Lane, Building D
Palm Desert, California 92211
(760) 772-9080

SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except share data)




                               Year Ended July 31,



                                                                                                                      Nine months
                                                                                                                          Ended
SELECTED FINANCIAL DATA                               1995        1996        1997         1998           1999       April 30, 2000
                                                    --------    --------    --------      --------       -------     --------------
Revenues .....................................      $ 14,787    $ 26,271    $ 29,699(1)   $ 30,801(1)    $ 35,338(1)   $ 60,662

Income (loss) from continuing operations .....        (2,047)       (724)     (2,886)       (2,072)         1,125         1,526

Net income (loss) ............................        (2,047)       (724)     (2,923)       (3,744)           545         1,526

Net income (loss) per common share ...........          (.47)       (.14)       (.48)         (.43)           .05           .12

Total assets .................................         6,159       5,190       5,496         6,698          8,909        30,245

Long-term debt, less current maturities ......            95       1,060       1,113            60            259         2,843




(1) The operations of PennWilson for the period from February 12, 1997 (date of incorporation) through May 25, 1999, the date operations were discontinued, are presented in the consolidated financial statements as discontinued operations.



                                                      July 31, 1999  April 30, 2000
                                                      -------------  --------------
CONSOLIDATED BALANCE SHEET DATA:

Cash ...............................................      $ 1,032      $ 1,195

Total assets .......................................        8,909       30,245

Long-term debt, less current maturities ............          259        2,843

Total stockholders' equity .........................        4,051        9,599

Total liabilities and stockholders' equity .........      $ 8,909      $30,245

                                  RISK FACTORS


        Before you invest in our stock, you should be aware that there are risks in doing so, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

        If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected. In such event, the trading price of our stock could decline and you may lose all or part of your investment.


WE MAY NOT BE ABLE TO CONTINUE OPERATIONS AS A RESULT OF CONTRACTUAL OBLIGATIONS, DEFICITS IN WORKING CAPITAL, OUTSTANDING LITIGATION AND IF WE ARE UNABLE TO FINALIZE THE CPSC AGREEMENT.



        Our independent certified public accountants have expressed doubt about our ability to continue as a going concern. We have not sustained profitable operations, we have outstanding litigation, we have not sustained surplus working capital, we have not finalized agreements related to the purchase of CPSC's interest in the new pipelines and the Matamoros terminal facilities, and we have entered into purchase commitments for LPG substantially in excess of minimum contractual sales commitments. If we are adversely affected by any of these factors we may not be able to continue operations. For further information about the accountant's concern, see Form 10-K, fiscal year 1999 -- "Report of Independent Certified Accountant" and Form 10-Q, quarter ended April 30, 2000 -- "Review by Independent Certified Accountant."



WE NEED ADDITIONAL FINANCING FOR WORKING CAPITAL AND FUTURE GROWTH AND MAY NOT BE ABLE TO OBTAIN IT.



        We will need to raise additional capital to finance our future growth, including our current expansion projects, unanticipated working capital needs, and capital expenditure requirements. We may need to raise additional money to take advantage of unanticipated opportunities, such as more rapid international expansion of our LPG operations or acquisitions of companies that are complementary to our current operations, or to develop new products or services. Additionally, we may need to increase our credit facility for additional opportunities, increases in purchases of LPG supplies, and/or increases in the costs of LPG. We may also need to finance the excess inventory resulting from LPG purchase commitments over actual sales volumes, pay for the purchase of the CPSC interests or refinance short-term obligations. For further information concerning our capital needs, see Form 10-Q, quarter ended April 30, 2000 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Private Placement and Other Transactions."



        If we decide to raise additional funds by borrowing, we likely would become subject to restrictive financial terms or we may be limited as a result of existing loan covenants and any new financing will likely be subject to restrictive financial terms. If we raise additional funds through the sale of equity securities, the percentage ownership of our then current stockholders would be reduced and may be diluted and, if such equity securities take the form of preferred stock, the holders of such preferred stock may have rights, preferences or privileges senior to those of holders of common stock. If we are unable to obtain additional capital or are unable to obtain additional capital timely on acceptable terms, we may not be able to expand our business, meet working capital requirements and debt payment obligations which could adversely affect our business and ability to compete. For a more detailed discussion of these financial matters, see Form 10-Q, quarter ended April 30, 2000 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IN OUR BUSINESS THERE IS CURRENTLY ONLY ONE CUSTOMER OF LPG AND WE CANNOT BE SURE THAT THIS CUSTOMER WILL CONTINUE TO PURCHASE LPG FROM US OR IN AMOUNTS THAT ARE PROFITABLE.



        PMI is a subsidiary of PEMEX, the state oil and gas company of Mexico. Under current Mexican law, PMI is the exclusive importer of LPG into Mexico. We derive a substantial portion of our revenues from sales of LPG to PMI, under sales agreements that expire on March 31, 2001. LPG sales to PMI accounted for substantially all of our total sales for the fiscal years ended July 31, 1995, 1996, 1997, 1998, 1999, and the nine months ended April 30, 2000. Our sales of LPG to PMI were interrupted from August 1996 to September 1996 pending the negotiation of a new sales agreement. The Mexican Government has taken initial measures to privatize the petroleum industry in Mexico, and we believe that the LPG market in Mexico will eventually be completely deregulated. As a result of such deregulation, PMI would no longer be the exclusive importer of LPG into Mexico. At that time we will need to negotiate new sales agreements with PMI or other Mexican distributors of LPG. We are currently unable to predict the timing of deregulation or its effect on our sales of LPG. Until deregulation is in effect, we will not be able to expand our LPG customer base and we will remain dependent for substantially all of our revenues upon sales of LPG to PMI. The loss of PMI as our customer, any disruption or expiration of the PMI sales agreements, or any failure to renew the PMI sales agreements upon their expiration, would result in a substantial reduction in revenues to us and would harm our business, operating results and financial condition. We are not sure that we will be able to negotiate future sales agreements with PMI or upon deregulation, with other Mexican distributors of LPG. Even if we are able to negotiate new sales agreements there can be no assurance that the terms will be as favorable to us, or that we will be able to successfully compete against other companies. We also are not sure that upon deregulation our business will be impacted favorably. For additional information on our sales of LPG and the effect of deregulation on our business, see Form 10-K, fiscal year 1999 -- "Business -- Liquefied Petroleum Gas" and "Business -- Liquefied Petroleum
Gas -- Deregulation of the LPG Market in Mexico."



OUR PURCHASE CONTRACTS REQUIRE US TO PURCHASE LPG EVEN IF WE HAVE NO MARKET FOR IT OR ARE UNABLE TO ACCEPT IT.



        Our LPG purchase agreements currently require that we purchase LPG in volumes in excess of sales commitments and we currently have no other markets to profitably dispose of the surplus. In addition, volumes committed to be purchased from us under the PMI sales agreements have been historically much lower than those committed to under our current purchase agreements. We also may be required to pay through-put fees, blending fees, costs associated with pipeline interconnections and other fees. We believe that the terms of the purchase agreements are commensurate with the anticipated future demand for LPG in Mexico. If we are unable to accept, store and/or relocate the minimum volume requirements under existing supply agreements, we may incur material additional operating losses.



        Until the new pipelines and Matamoros terminal facilities and Saltillo terminal facilities are completed and fully utilized, we will be unable to deliver the quantities of LPG which we have currently committed to purchase.



        We believe that any costs associated with any unsold supply will be short-term in nature and that we will be successful in storing and/or relocating it at costs which are sustainable. If we cannot store and/or relocate the unsold supply as currently planned, we may incur material additional operating losses.



THERE ARE A LIMITED NUMBER OF SUPPLIERS OF LPG THAT CONNECT TO OUR PIPELINES AND CORRESPONDING AVAILABLE SUPPLY OF LPG WHICH ALLOW US TO COMPETE IN OUR BUSINESS.


        We have entered into supply agreements with various suppliers for the purchase of LPG which extend for periods ranging from approximately three to ten years. The LPG supply is for sufficient volumes to meet our estimated sales needs, but is in excess of current contractual sales commitments. There can be no assurance, however, that our suppliers will be able to supply us with adequate volumes of LPG to meet a significant increase in demand beyond the levels currently being supplied, or that we will be able to continue the supply agreements with our suppliers beyond the current terms and/or negotiate new supply agreements upon their expiration. Any disruption in our future supply of LPG would harm our operating results and financial condition.



        We will be relying on our suppliers to meet their obligations under their supply agreements. Under certain conditions, our suppliers may not be able to deliver the required LPG supply due to many factors, including internal disruptions in service as a result of refinery breakdowns, maintenance, or weather. We may not be able to accept LPG from our suppliers as a result of many factors including breakdowns effecting the leased pipeline, the new pipelines, the Brownsville terminal facility and the Matamoros terminal facilities or due to matters affecting our customers ability to receive product from our terminal facilities. In addition, we may not be able to accept LPG due to lower than expected sales volumes or unavailable storage. We intend to provide LPG to our Saltillo Terminal facilities by railcars. The railcars and railroad are owned and operated by third parties. Therefore, our ability to deliver LPG to our Saltillo Terminal facilities could be adversely affected by operating arrangements with third parties or conditions affecting the railcar and the railroad. If our suppliers are unable to deliver supply to us or we are unable to accept the supply from our suppliers, or we are unable to arrange for delivery of supply to our Saltillo Terminal facilities, we will not be able to compete in our business and our sales will decline.



OUR LPG SALES ARE SEASONAL AND DEPENDENT UPON WEATHER CONDITIONS.



        Because our LPG sales are directly related to heating requirements, weather patterns can have a material effect on our sales of LPG. Temperatures in future years might be above normal, resulting in lower sales of LPG. Our agreements for monthly LPG supply purchases are constant rather than seasonal. If our sales of LPG are seasonal, we may have to store or dispose LPG volumes which are below sales volumes. This may effect our profitability.



WE MAINTAIN LPG INVENTORY BALANCES AND COULD SUFFER LOSSES DUE TO LPG PRICE VOLATILITY.


        To the extent that we maintain quantities of LPG inventory, we are exposed to market risk related to the volatility of LPG prices. During periods of falling LPG prices, we may sell excess inventory to customers to reduce the risk of these price fluctuations.


OUR PIPELINE LEASE, WHICH EXCLUSIVELY ALLOWS US TO BE COMPETITIVE, EXPIRES IN 2013.



        One of our primary assets is a lease with Seadrift Corporation under which we have the exclusive use of the pipeline. We currently rely exclusively on the pipeline for transporting LPG to our Brownsville terminal facility. The term of the pipeline lease expires December 31, 2013. There can be no assurance that we will be able to renew the pipeline lease upon its expiration. If we cannot renew the lease or implement competitive alternatives, our operations will be harmed.



WE COULD LOSE OUR COMPETITIVE ADVANTAGE IF OUR BROWNSVILLE LEASE IS NOT RENEWED.



        We have a lease with the Brownsville Navigation District of Cameron County, Texas for use of property on which we have constructed and operate our Brownsville terminal facility and from which the leased pipeline and the new pipelines connect. Under the Brownsville lease, we have the right to use the land on which the Brownsville terminal facility is located and we have a pipeline easement, providing us with access to public water dock facilities until October 14, 2003. Although we expect to be able to extend the term of the Brownsville lease through 2013, we cannot be sure that we will be able to extend or renew the Brownsville lease beyond its current expiration date. Our inability to renew or extend the Brownsville lease would harm our business, operating results and financial condition.

        The Brownsville lease provides that if we comply with all the lease conditions and covenants, then at the end of the lease, we may remove the leasehold improvements. If we should fail to comply with all the lease conditions and covenants, then we might lose these leasehold improvements at the end of the lease, which could harm our business, operating results and financial condition. For more information on the Brownsville lease, see Form 10-K, Fiscal Year End 1999 -- "Business -- Liquefied Petroleum Gas -- Brownsville Terminal Facility."



WE ARE AT RISK OF ECONOMIC LOSS DUE TO FIXED MARGIN CONTRACTS.



        We currently purchase and sell LPG under fixed margin agreements with our customers and suppliers. Under these agreements, the buying and selling price of LPG is based on similarly indexed variable posted prices intended to provide us with a fixed spread between the resale price and the purchase cost of LPG. While these contracts and arrangements in theory provide us with a fixed margin, actual profits from sales may be affected by costs of goods sold other than by the purchase price of LPG, such as costs relating to transportation, storage, leases, maintenance and financing. We generally try to purchase LPG in volumes equal to projected sales. However, mismatches in volumes and prices of LPG purchased from suppliers and resold to customers could cause lower overall profits or losses to us.



OUR BUSINESS IS HIGHLY COMPETITIVE.



        Several companies, including PEMEX, offer products and services that compete directly with our LPG products and services. The attractiveness of our business could attract additional competitors. As we expand into new geographic markets in connection with the sale of LPG, we will face competition from other suppliers. Upon deregulation or other changes in the petroleum industry, the attractiveness of our business may cause greater competition. Many of our competitors have greater financial, technical and marketing resources and greater experience and name recognition than we have. To the extent our competitors attempt to compete in our market niche in the supply of LPG in northeastern Mexico, we may be forced to reduce our profit margin in order to maintain or expand our market share. We cannot be sure that we will be able to continue to compete successfully in the markets we serve or expand into new geographic markets. Any reduction in profit margin or inability to maintain or expand market share would harm our business and financial condition.



THE OUTCOME OF PENDING LITIGATION MAY HARM OUR BUSINESS.



        On June 19, 2000, our company, CPSC, Cowboy Pipeline Service Company, Inc., and Cowboy's sole shareholder reached a settlement whereby we agreed to purchase the remaining 50% interest in the new pipelines and Matamoros terminal facilities. The settlement is subject to final documentation and approval of the U.S. Bankruptcy Court. As a result of this settlement, we may incur additional costs to complete the new pipelines and Matamoros terminal facilities, the amount of which cannot presently be determined. Because these costs are not known, there is no certainty that we will: (i) acquire the remaining 50% interest in the new pipelines and Matamoros terminal facilities, (ii) utilize the new pipelines and Matamoros terminal facilities or (iii) realize our recorded investment in the new pipelines and Matamoros terminal facilities.



        We are also involved in other litigation of which the outcome cannot be determined at the present time. If the outcome is not in our favor, we may have to pay out a settlement and lose our ability to operate as planned.

MANAGEMENT EXERTS CONTROL OVER THE COMPANY.



        As of September 15, 2000, some officers and directors and their affiliates beneficially own 5,203,397 shares of our outstanding common stock, which is 35.99% of the voting power of the Company, including 29.62% held by Mr. Richter, our Chairman of the Board, President and Chief Executive Officer. As a result, current directors and officers can exert significant influence over the election of all of the members of our Board of Directors and corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which the holders of the common stock might otherwise sell their stock for more than market value. We are not aware of any agreement by or among any of our directors and officers to act together.



OUR SUCCESS IS DEPENDENT UPON RETAINING KEY MEMBERS OF MANAGEMENT.



        The success of our operations during the near future will depend largely upon the services of its three senior officers, Jerome B. Richter, Chairman of the Board, President and Chief Executive Officer; Ian T. Bothwell, Vice President, Treasurer, Assistant Secretary, Chief Financial Officer and Principal Accounting Officer; and Jorge R. Bracamontes, Executive Vice President and Secretary, as well as President and Chief Executive Officer of Penn Octane de Mexico, Termatsal, and Tergas. Our continued growth and success depends in part on our ability to hire and keep qualified managers and on the ability of our executive officers and key employees to manage our operations successfully. The loss of any of our senior management or key personnel, or our inability to hire and keep key management personnel in the future, could have a material adverse effect on our results of operations and financial condition. We currently have only one executive employment agreement, which is with Mr. Richter. We have no key-man life insurance policies on any of our three senior officers. If we lose the services of any of Messrs. Richter, Bothwell or Bracamontes, we cannot be sure that we would be able to find a suitable replacement. Any loss of a senior officer may harm our business, operating results and financial conditions. We are dependent upon Mr. Bracamontes to act in our best interest in respect of the interests in Mexican affiliates which we do not control. If Mr. Bracamontes were to die, his interests in Penn Octane de Mexico, Termatsal and Tergas would pass to other persons who may or may not control these companies in ways beneficial to us. If Penn Octane de Mexico, Termatsal and/or Tergas were to do business with our competitors or otherwise act against our interest, serious harm could be done to our business, operating results and financial condition.



SALES MADE IN THE OFFERING MIGHT CAUSE A CHANGE IN THE CONTROL OF THE COMPANY AND NEGATIVELY IMPACT OUR STOCK PRICE.



        If none of the warrants were exercised and the selling stockholders sold only the 3,442,123 shares of offered stock which they presently own, these sales would represent approximately 25% of the 13,757,678 outstanding shares. If all of the 3,914,988 warrants held by selling stockholders were exercised and all of the 7,357,111 shares being offered under this prospectus were sold, these sales would represent approximately 41% of the 17,822,666 shares then outstanding. The transfer of percentages of the outstanding stock this large might cause a change of control of the Company and may adversely impact the market price of our common stock.



WE MAY ISSUE ADDITIONAL STOCK AND DILUTE OUR CURRENT SHAREHOLDERS.



        3,914,988 shares of the common stock being offered are issuable upon the exercise of warrants; none of this stock is presently outstanding. As of September 15, 2000, 13,757,678 shares of our common stock was outstanding. If all of the 4,064,988 warrant shares were issued upon exercise of the warrants, including 150,000 warrant shares which are not being offered, there would be a total of 17,822,666 shares then outstanding. Additionally, we have reserved up to 150,000 shares of common stock for issuance under our 1997 Stock Award Plan, of which 118,186 were unissued as of September 15, 2000.

        The remaining authorized but unissued 7,059,148 shares of common stock, 5,000,000 shares of Series A Preferred Stock, and 4,910,000 shares of Series B Preferred Stock may be issued without any action or approval of our stockholders if the aggregate total number of shares does not exceed 20% of the outstanding shares sold in a transaction and, with respect to the Series B Preferred Stock, with such designations, rights, preferences and designations as the Board of Directors shall decide. Although there are no present plans, agreements or undertakings involving the issuance of such shares, except as disclosed in this Prospectus, any issuance could be used as a method of discouraging, delaying or preventing a change in control of the Company or could significantly dilute the public ownership of the Company, which could adversely affect the market for our common stock. We cannot provide any assurance that we will not undertake to issue such shares if we deem it appropriate to do so.



WE HAVE NEVER PAID DIVIDENDS AND DO NOT EXPECT TO DO SO IN THE FORESEEABLE
FUTURE.



        We have not paid any cash dividends on our common stock since our initial public offering of common stock in January 1993 and do not expect to pay any dividends on our common stock in the foreseeable future. The payment of future dividends will be at the discretion of the Board of Directors and will depend on, among other things, our earnings, capital requirements and financial condition. We cannot be sure that our results of operations will ever permit the payment of such dividends. As many natural resource companies pay dividends, the absence of dividend payments could cause our stock to be priced lower in the market.



THE DEMAND FOR LPG MAY BE REDUCED DUE TO THE USE OF OTHER ALTERNATIVE FUELS AND TECHNOLOGICAL CHANGES.



        Factors affecting alternative fuel preferences include availability of refineries, pipelines and other systems of distribution, costs and environmental safety. These factors may discourage potential customers from selecting LPG as a fuel over other alternative fuels in the market and thereby reduce the demand for LPG. If other alternative fuels become more widely accepted than LPG for home cooking and heating, our revenues are likely to decline. The growth and success of our LPG operations in Mexico may be affected by the growth and success of natural gas as a replacement for home cooking and heating, our revenues are likely to decline. The growth and success of our LPG operations in Mexico may be affected by the growth and success of natural gas as a replacement for home cooking and heating and the expansion of propane as an alternative fuel to gasoline for vehicles.



LPG OPERATIONS ARE HAZARDOUS.



        The LPG business has a variety of operating risks, such as fire, explosions, blow-outs, pipe failure, clogs and environmental hazards such as gas or chemical spills, gas leaks, ruptures or discharges of toxic gases. Our operations could also be disrupted by hurricanes, floods, fires and other acts of God. Any of these occurrences could result in substantial losses to us due to injury, loss of life, damage to property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. If there is a disruption or loss as a result of the above, we may not have adequate resources to make timely repairs or replacements to restore operations effectively.



        There are many environmental hazards in the storage, handling and transportation of LPG. LPG may be discharged in many ways, such as leakage from pipelines, dispensing equipment, transportation facilities, and storage tanks, and sudden discharges from damage or explosion. LPG degrades slowly in soil and water, which makes clean-up costly, and LPG may travel through soil to water supplies.


        Our operations, and their environmental hazards, are or will be subject to a variety of U.S. and Mexican federal, state and municipal environmental laws and regulations. We must comply with environmental requirements on use of land and the storage, handling, and transportation of fuels. Such laws and regulations may cause liability to the governments of the United States or Mexico, or to other third parties, in the event of discharges and may require us to incur costs to remedy such discharges. Although we believe that our operations are in compliance with applicable environmental laws and regulations, we cannot be sure that this is or will be true. We have not budgeted any material amounts for environmental compliance for the current fiscal year. Risks of substantial costs and liabilities are inherent in pipeline, terminal and processing operations, and we cannot be sure that significant costs and liabilities will not be covered. While we have no knowledge of any planned regulatory changes, our plans for our operations could be harmed if environmental regulatory changes impose more difficult requirements on our operations. We cannot be sure future laws or regulations will not harm our operating results and financial condition.



        We maintain insurance against some, but not all, potential risks. We cannot be sure such insurance will be adequate to cover all losses or exposure for liability or that we will timely receive insurance proceeds. We do not know whether insurance will continue to be available at acceptable premium levels or at all. Losses not covered fully by insurance could harm our financial condition.



OUR BUSINESS MAY BE HARMED BY UNSTABLE ECONOMIC, POLITICAL AND SOCIAL CONDITIONS IN MEXICO.



        A large portion of our business is conducted in Mexico or with Mexican companies. This subjects us to a number of risks that would not be present if we did business only in the United States. Some of these risks are described below.



MEXICAN ECONOMIC, POLITICAL AND SOCIAL CONDITIONS MAY CHANGE AND ADVERSELY AFFECT OUR OPERATIONS.



        Our business involves activities in Mexico, including sales of LPG to PMI, contracts to, and leases among, Mexican companies, reliance on Mexican affiliated companies and employees, and the operation of LPG pipelines and terminal facilities in Mexico. Our operations in Mexico are subject to social, political, economic and other uncertainties which, if they occur, could harm our business. These uncertainties include:



-       risks of renegotiation or nullification of existing contracts



-       changing laws and policies affecting trade and investment



-       changing laws affecting business operations



-       overlapping or different tax structures



-       war



-       expropriation



-       nationalization of assets



- the general hazards associated with the assertion of sovereignty over areas in which operations are conducted



-       changing social and political conditions



-       changing economic conditions including:



        -       high inflation



        -       high interest rates



        -       unemployment



        -       devaluation of the peso



        -       governmental cutbacks in spending



        The Mexican government exercises significant influence over the Mexican economy. We cannot determine what effect the Mexican government will have on the Mexican economy or on our business. Future Mexican government actions could have a significant effect on market conditions, prices and returns on investments in Mexico, including those of our business.

        Adverse social, political or economic developments in or affecting Mexico, could harm our operations, hinder our ability to obtain additional financing, or have a negative impact on our Mexican customers.



        The operation of the Mexican portion of the new pipelines, the Matamoros terminal facilities and the Saltillo terminal facilities are regulated by the laws of Mexico. We employ Mexican citizens to perform the required services. The successful administration of the Mexican operations is subject to many risk factors including cultural differences in business operations, language barriers, international logistics and physical distances which may impede immediate access to these facilities. The new pipelines, the Matamoros terminal facilities, and the Saltillo terminal facilities are expected to be administered and operated under Mexican business standards which may vary from American business standards. This includes differences in technology, utilities, equipment, financial reporting and operating procedures. Our business may be harmed if we are unable to properly administer operations in Mexico.



MEXICO RESTRICTS FOREIGN OWNERSHIP, REQUIRING US TO RELY ON MEXICAN NATIONALS TO CONDUCT OUR BUSINESS.



        Due to Mexican restrictions on ownership of companies distributing LPG, we operate in Mexico through companies owned by Mexican citizens, forcing us to rely upon third parties rather than directly owning and operating Mexican facilities. Our three Mexican affiliates, Penn Octane de Mexico, Termatsal and Tergas, are principally owned by Jorge R. Bracamontes, a Mexican citizen and an officer and director of the Company.



        In owning and controlling Penn Octane de Mexico, Termatsal, and Tergas, Mr. Bracamontes is acting on our behalf at our request. While we believe that the arrangements comply with Mexican law, Mexican authorities could assert that we are the actual owner of the Mexican affiliated companies and take action to modify or terminate our Mexican operations. We have not obtained any Mexican government approvals of our arrangements with Mr. Bracamontes because we believe that none are required.



        We are dependent upon Mr. Bracamontes to act in our best interests. While we expect Mr. Bracamontes will do so, we cannot be certain that he will. And, if Mr. Bracamontes were to die, his stock in our Mexican affiliated companies would pass to other persons who may or may not control these companies in ways beneficial to us. If our Mexican affiliated companies were to do business with our competitors or otherwise act against our interests, serious harm could be done to our business, operating results and financial conditions.



        In connection with our Mexican operations, we have implemented contractual and ownership structures of our Mexican affiliated companies and the underlying assets and contracts to realize our investment as currently planned. Although we believe we have complied with Mexican regulatory laws, we may not have.



THE LPG MARKET IN MEXICO IS UNDERGOING DEREGULATION, THE RESULTS OF WHICH ARE UNPREDICTABLE.



        The Mexican LPG Market is in the process of deregulation which, when fully implemented, will allow foreign companies to sell LPG directly to Mexican customers other than PMI. This will likely require us to negotiate supply contracts with new companies.



        Beginning in 1995, as part of a national privatization program, the regulatory law was amended to permit private entities to transport, store and distribute natural gas with the approval of the Ministry of Energy. As part of this national privatization program, the Mexican government is expected to deregulate the LPG market. Upon the completion of deregulation, Mexican entities will be able to import LPG into Mexico. Accordingly, we expect to sell LPG directly to independent Mexican distributors as well as PMI. These distributors may be required to obtain authorization from the Mexican government for the importation of LPG prior to entering into contracts with us, and they may not be able to obtain that authorization quickly or at all. We may not be able to negotiate or secure any acceptable contracts with the distributors. If we are able to negotiate contracts directly with distributors located in the northeast region of Mexico, the terms of the contracts may differ substantially from the terms of the PMI sales agreement. We do not know if this would be favorable to us and we are unable to predict the impact of deregulation on the Mexican LPG market and our business.



OUR CONTRACTS AND MEXICAN BUSINESS OPERATIONS ARE SUBJECT TO VOLATILITY IN CURRENCY EXCHANGE RATES WHICH COULD NEGATIVELY IMPACT OUR EARNINGS.



        Since we commenced operations in Mexico, there has been substantial volatility in the peso-dollar exchange rate. Based on the history of volatility in Mexican exchange rates, if we enter into peso-denominated contracts in Mexico, we are subject to the substantial risk of exchanging such payments into U.S. dollars at unfavorable rates of exchange. Although our PMI sales agreements require payment for sales of LPG in U.S. dollars, upon deregulation, we anticipate entering into contracts with Mexican customers in the future which may permit payment to us in pesos. We cannot be sure future exchange rate fluctuations will not adversely affect:



- the relative value of payments we received under future peso-dominated contracts with its Mexican customers.



-       our costs of goods and services sold.



-       our operating margins.



-       the ability of our Mexican customers to continue doing business with us.



        The overall impact of future exchange rate fluctuations on our financial statements cannot be accurately predicted, and may result in exchange rate losses. Fluctuations in the peso-dollar exchange rate may harm our earning potential. For more information on the effect of rate fluctuations on our business, see Form 10-K,fiscal year 1999 -- "Business -- Liquefied Petroleum Gas."

                           FORWARD-LOOKING STATEMENTS



        The statements contained in this Prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements may be identified by the use of forward-looking terms such as "believes," "expects, " "may", "will, " "should" or "anticipates" or by discussions of strategy that involve risks and uncertainties. From time to time, we have made or may make forward-looking statements, orally or in writing. These forward-looking statements include statements regarding anticipated future revenues, sales, operations, demand, competition, capital expenditures, the deregulation of the LPG market in Mexico, the completion and operations of the new pipelines, the Matamoros terminal facilities, the Saltillo terminal facilities, and our upgrades, foreign ownership of LPG operations, credit arrangements, and other statements regarding matters that are not historical facts, involve predictions which are based upon a number of future conditions that ultimately may prove to be inaccurate. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that may cause or contribute to such differences include those discussed under "Risk Factors," Form 10-K, fiscal year 1999 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," Form 10-Q, quarter ended April 30, 2000 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus. We caution you however, that this list of factors may not be complete.


                                 USE OF PROCEEDS


        The selling stockholders selling their shares of common stock will receive the proceeds from any sales, not us. Some of the shares to be sold are already owned by the selling stockholders, and the remainder are issuable to them upon exercise of warrants. See the table in "Selling Stockholders." We would receive the proceeds of sale upon the exercise of these warrants. The total amount we would receive if all of these warrants were exercised is approximately $15,081,952 This includes approximately $5,426,970 from exercise of warrants which will not vest until more than 60 days subsequent to September 15, 2000. We have not made any plans for use of these proceeds other than to add them to working capital.



                              SELLING STOCKHOLDERS



        All of the common stock being offered in this prospectus is being offered by the stockholders listed below. We have registered this offering because of registration rights held by some of the selling stockholders. The selling stockholders are not required to sell all or any of the shares listed as being offered. Some of the common stock listed in the table is not presently owned by the selling stockholders, but is issuable upon exercise of warrants. The selling stockholders are not required sell the stock. We believe that the registration of the shares underlying the warrants, even though we may not be obligated to do so, will encourage the warrant holders to exercise the warrants, thereby benefitting us through the warrant stock sales.


        This table shows the names of the selling stockholders, how many shares they own, the maximum number of shares they plan to sell in this offering, how many shares they will own if they sell the planned maximum number of shares, and the percentage of the total number of shares they will own before and after their sales.



                                  Shares Beneficially Owned          Number of Shares to                Shares Beneficially
                                      Prior to Offering              be Sold in Offering                Owned After Offering
                              ---------------------------------      -------------------        ----------------------------------
Name                           Number                   Percent                                  Number                    Percent
----                          ---------                 -------                                 ---------                  -------
Jerome Richter(a)             4,486,500(1)               31.38%           530,000(1)            3,956,500(88)               27.67%

                                  Shares Beneficially Owned          Number of Shares to                Shares Beneficially
                                      Prior to Offering              be Sold in Offering                Owned After Offering
                              ---------------------------------      -------------------        ----------------------------------
Name                           Number                   Percent                                  Number                    Percent
----                          ---------                 -------                                 ---------                  -------
CEC, Inc.                      1,521,834(2)              10.71%       1,020,834(2)               501,000                     3.53%
The Apogee Fund, L.P.          1,100,000                  8.00%         950,000                  150,000                     1.09%
Western Wood Equipment
Corp.                            758,163(3)               5.32%         500,000(3)               258,163                     1.81%
Jorge Bracamontes(b)             555,200(4)               3.94%         530,000(4)                25,200(88)                   (*)
Trellus Partners L.P.            534,000(5)               3.85%         125,000(5)               409,000                     2.95%
Van Moer Santerre & Co.          440,000                  3.20%         322,500                  117,500                       (*)
Jerry L. Lockett(c)              366,225(6)               2.60%         330,000(6)                36,225(88)                   (*)

Ian T. Bothwell(d)               340,000(7)               2.45%         330,000(7)                10,000(88)                   (*)
Europa International Inc.        337,500(8)               2.43%         337,500(8)                    --                       --
Igor Kent                        280,000                  2.04%         280,000                       --                       --
Jose Vicente Soriano             200,000(9)               1.43%         200,000(9)                    --                       --
Stewart Paperin(e)               190,000(10)              1.37%         130,000(10)               60,000(89)                   (*)
Lincoln Trust Company FBO
Perry D. Snavely
IRA                              184,062(11)              1.33%         184,062(11)                   --                       --
RA Associates, LLC               181,818                  1.32%         181,818                       --                       --
Steve Payne                      165,909                  1.21%         165,909                       --                       --
Valor Capital Management         112,500(12)                (*)         112,500(12)                   --                       --
Ware, Snow, Fogel & Jackson,     100,000                    (*)         100,000                       --                       --
L.L.P., as escrow agent for
Jorge V. Duran
Kenneth G. Oberman(f)             97,000(13)                (*)          30,000(13)               67,000                       (*)
Fredric N. Richman                79,000(14)                (*)          79,000(14)                   --                       --
Clint Norton                      69,000(15)                (*)          69,000(15)                   --                       --
Pennsylvania Mercant Group        68,685(16)                (*)          68,685(16)                   --                       --
Amir L. Ecker                     61,940(17)                (*)          61,940(17)                   --                       --
Southwest Concept Inc.            46,000(18)                (*)          46,000(18)                   --                       --

                                    Shares Beneficially Owned          Number of Shares to                Shares Beneficially
                                        Prior to Offering              be Sold in Offering                Owned After Offering
                                ---------------------------------      -------------------        ----------------------------------
Name                             Number                   Percent                                  Number                    Percent
----                            ---------                 -------                                 ---------                  -------
Donaldson Lufkin & Jenrette
Securities Corp. as Custodian
FBO Amir L. Ecker IRA            42,500(19)               (*)            42,500(19)                    --                        --

Sterling 2000 Investments        40,000(20)               (*)            40,000(20)                    --                        --

Bear Stearns Security Corp.
F/A/O Almarc Trading LLC         37,500(21)               (*)            37,500(21)                    --                        --

Donaldson, Lufkin & Jenrette
Securities Corporation,
Custodian SEP FBO James F
Meara IRA                        30,375(22)               (*)            29,375(22)                 1,000                        (*)

James Meara, Jr                  29,375(23)               (*)            29,375(23)                    --                        --

Dennis L. Adams                  25,000(24)               (*)            25,000(24)                    --                        --
FBO Alexander A. Maguire,
IRA Rollover HHG Custodian       25,000(25)               (*)            25,000(25)                    --                        --

Lostly Capital Management        25,000(26)               (*)            25,000(26)                    --                        --

Marci & Company as
Custodian FBO James W
Weaver IRA                       25,000(27)               (*)            25,000(27)                    --                        --

The Ecker Family Partnership     25,000(28)               (*)            25,000(28)                    --                        --

WIN Capital Corp.                20,000(29)               (*)             7,500(29)                12,500                        (*)

Paul Buongiorno                  19,250(30)               (*)             6,250(30)                13,000                        (*)

Kien Hean Chen and Yung San
Chen JTTEN                       18,750(31)               (*)            18,750(31)                    --                        --

The Investor Relations Group     15,000                   (*)            15,000                        --                        --

Peter S. Rawlings                13,500(32)               (*)            13,500(32)                    --                        --

Allen J. Butler and Kay W
Butler JTTEN                     12,500(33)               (*)            12,500(33)                    --                        --

Victor M. Dandridge III          12,500(34)               (*)            12,500(34)                    --                        --

Donald Lufkin & Jenrette
Securities Corp. as Custodian
FBO R. Scott Williams IRA        12,500(35)               (*)            12,500(35)                    --                        --

                                    Shares Beneficially Owned          Number of Shares to         Shares Beneficially
                                        Prior to Offering              be Sold in Offering         Owned After Offering
                                ---------------------------------      -------------------    ------------------------------
Name                             Number                   Percent                              Number                Percent
----                            ---------                 -------                             ---------              -------
E. Stephen Ellis, MD and Carol
Ellis MD JTTEN                   12,500(36)               (*)            12,500(36)            --                        --

Richard W. Hubbert               12,500(37)               (*)            12,500(37)            --                        --

Richard A. Jacoby                12,500(38)               (*)            12,500(38)            --                        --

Rupley Holdings Inc.             12,500(39)               (*)            12,500(39)            --                        --

Greg Wood                        12,500(40)               (*)            12,500(40)            --                        --

Donaldson Lufkin & Jenrette
Securities Corp. as custodian
FBO Leonid Roytman IRA           10,000(41)               (*)            10,000(41)            --                        --

Gerald M. Chizever               10,000(42)               (*)            10,000(42)            --                        --

Dian Griesel                     10,000(43)               (*)            10,000(43)            --                        --

Joe Martinez(g)                  10,000                   (*)            10,000                --                        --

Peter J. Almeroth                 9,376(44)               (*)             9,376(44)            --                        --

R. Scott Williams                 9,000(45)               (*)             9,000(45)            --                        --

Phillip R. Leicht                 8,650(46)               (*)             8,650(46)            --                        --

Marc R. Gordon Esq. And Mrs.      8,126(47)               (*)             3,126(47)         5,000                        (*)
Helen Gordon JTWROS

Irvin Block                       6,250(48)               (*)             6,250(48)            --                        --

Janis Chack                       6,250(49)               (*)             6,250(49)            --                        --

Claudie Williams c/f Daniel
Joseph Williams UGMA/PA           6,250(50)               (*)             6,250(50)            --                        --

Donald A. Wissner and
Beverlie F. Wissner
JTTEN                             6,250(51)               (*)             6,250(51)            --                        --

Donaldson Lufkin & Jenrette
Securities Corp. as custodian
FBO Joseph Evancich IRA           6,250(52)               (*)             6,250(52)            --                        --

Cathy A. Wichert                  6,250(53)               (*)             6,250(53)            --                        --

Carolyn Wittenbraker              6,250(54)               (*)             6,250(54)            --                        --

Wycliffe Capital Management       6,250(55)               (*)             6,250(55)            --                        --

                                      Shares Beneficially Owned          Number of Shares to         Shares Beneficially
                                          Prior to Offering              be Sold in Offering         Owned After Offering
                                  ---------------------------------      -------------------    ------------------------------
Name                               Number                   Percent                              Number                Percent
----                              ---------                 -------                             ---------              -------
Richard A. Hansen                 5,200(56)                  (*)            5,200(56)               --                    --

Alexander A. Maguire              5,000(57)                  (*)            5,000(57)               --                    --

Joseph M. Evancich                4,750(58)                  (*)            4,750(58)               --                    --

William B. Packer Jr              4,726(59)                  (*)            4,726(59)               --                    --

Robert Ayerle and Patricia
Ayerle JTTEN                      4,726(60)                  (*)            4,726(60)               --                    --

Ben Buongiorno                    4,625(61)                  (*)            3,125(61)            1,500                    (*)

Beral Corporation                 3,500                      (*)            3,500                   --                    --

Quaestor USA Corporation          3,500                      (*)            3,500                   --                    --

Frank A. Abruzzese                3,375(62)                  (*)            3,375(62)               --                    --

Susan M. Barrett                  3,126(63)                  (*)            3,126(63)               --                    --

Donaldson Lufkin & Jenrette
Securities Corp. as custodian
FBO Ira Lish IRA                  3,126(64)                  (*)            3,126(64)               --                    --

Virginia M.W. Gardiner            3,126(65)                  (*)            3,126(65)               --                    --

Harry John Cornbleet and
Phillis Joanne Cornbleet          3,126(66)                  (*)            3,126(66)               --                    --

Henry B. Maguire Spouse IRA       3,126(67)                  (*)            3,126(67)               --                    --

Thomas V. Lefevre                 3,126(68)                  (*)            3,126(68)               --                    --

Edward H. Maguire                 3,126(69)                  (*)            3,126(69)               --                    --

Susanna P. Maguire                3,126(70)                  (*)            3,126(70)               --                    --

O'Brien Transport, Inc.           3,126(71)                  (*)            3,126(71)               --                    --

Pennsylvania Merchant Group
401K Plan FBO Joseph
Evancich                          3,125(72)                  (*)            3,125(72)               --                    --

Allan B. Duboff                   2,500(73)                  (*)            2,500(73)               --                    --

Donaldson Lufkin & Jenrette
Securities Corp. as custodian
FBO G. Barth IRA                  2,500(74)                  (*)            2,500(74)               --                    --

Linda P. Nicholas                 1,600(75)                  (*)            1,600(75)               --                    --

                                   Shares Beneficially Owned            Number of Shares to         Shares Beneficially
                                      Prior to Offering                 be Sold in Offering         Owned After Offering
                              ----------------------------------        -------------------    ------------------------------
Name                           Number                    Percent                                Number                Percent
----                          ---------                  -------                               ---------              -------
William B. Packer Sr.             1,600(76)                (*)                1,600(76)               --                 --

Parec Portfolio Partners          1,600(77)                (*)                1,600(77)               --                 --

Brian S. Colligan                 1,000(78)                (*)                1,000(78)               --                 --

Jerry S. Phillips                 1,000(79)                (*)                1,000(79)               --                 --

G. Kirk Ellis                     1,000(80)                (*)                1,000(80)               --                 --

Nia Stefany                       1,000(81)                (*)                1,000(81)               --                 --

Raylene Pyren                     1,000(82)                (*)                1,000(82)               --                 --

Richard L. Mann                   1,000(83)                (*)                1,000(83)               --                 --

Ronald D. Garber                  1,000(84)                (*)                1,000(84)               --                 --

Darya Pace                          500(85)                (*)                  500(85)               --                 --

Jens Koepke                         500(86)                (*)                  500(86)               --                 --

Wendy Muramoto                      500(87)                (*)                  500(87)               --                 --
                             ----------                                   ---------            ---------
                             12,980,699                                   7,357,111            5,623,588
                             ==========                                   =========            =========



        (a) Mr. Richter currently serves as our President, Chief Executive Officer and Chairman of the Board.

        (b) Mr. Bracamontes currently serves as our Executive Vice President, Secretary, and is a Director.

        (c) Mr. Lockett currently serves as our Vice President and is a Director.

        (d) Mr. Bothwell currently serves as our Vice President, Treasure/Assistant Secretary, Chief Financial Officer, Principal Accounting Officer, and is a Director.

        (e)     Mr. Paperin currently serves as a Director.

        (f)     Mr. Oberman currently serves as a Director

(*)     Less than 1%


Percentage of ownership for each holder is calculated on 13,757,678 shares of common stock outstanding on September 15, 2000. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares over which the holder has voting or investment power, subject to community property laws. All shares of common stock subject to options or warrants (including those that are not currently exercisable or exercisable within 60 days subsequent to September 15, 2000) are considered to be beneficially owned by the person holding the options or warrants for computing that person's percentage, but are not treated as outstanding for computing the percentage of any other person.



        (1) Includes 540,000 shares of common stock issuable upon exercise of common stock purchase warrants prior to this offering and 530,000 shares of common stock issuable upon exercise of common stock purchase warrants to be sold in this offering, of which 356,481 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (2) Includes 454,167 shares of common stock issuable upon exercise of common stock purchase warrants.



        (3) Includes 500,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (4) Includes 340,000 shares of common stock issuable upon exercise of common stock purchase warrants prior to this offering and 330,000 shares of common stock issuable upon exercise of common stock purchase warrants to be sold in this offering, of which 213,889 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (5) Includes 125,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (6) Includes 340,000 shares of common stock issuable upon exercise of common stock purchase warrants prior to this offering and 330,000 shares of common stock issuable upon exercise of common stock purchase warrants to be sold in this offering, of which 145,593 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (7) Includes 140,000 shares of common stock issuable upon exercise of common stock purchase warrants prior to this offering and 130,000 shares of common stock issuable upon exercise of common stock purchase warrants to be sold in this offering, of which 71,296 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (8) Includes 112,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (9) Includes 200,000 shares of common stock issuable upon exercise of common stock purchase warrants, of which 142,593 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (10) Includes 140,000 shares of common stock issuable upon exercise of common stock purchase warrants prior to this offering and 130,000 shares of common stock issuable upon exercise of common stock purchase warrants to be sold in this offering, of which 78,519 and 68,704 shares of common stock are issuable upon exercise of common stock purchase warrants, respectively, which will not vest until later than 60 days subsequent to September 15, 2000.



        (11) Includes 78,333 shares of common stock issuable upon exercise of common stock purchase warrants.



        (12) Includes 37,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (13) Includes 30,000 shares of common stock issuable upon exercise of common stock purchase warrants.

        (14) Includes 79,000 shares of common stock issuable upon exercise of common stock purchase warrants, of which 56,324 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (15) Includes 46,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (16) Includes 68,685 shares of common stock issuable upon exercise of common stock purchase warrants.



        (17) Includes 61,940 shares of common stock issuable upon exercise of common stock purchase warrants.



        (18) Includes 31,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (19) Includes 42,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (20) Includes 40,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (21) Includes 37,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (22) Includes 29,375 shares of common stock issuable upon exercise of common stock purchase warrants.



        (23) Includes 29,375 shares of common stock issuable upon exercise of common stock purchase warrants.



        (24) Includes 25,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (25) Includes 25,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (26) Includes 25,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (27) Includes 25,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (28) Includes 25,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (29) Includes 7,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (30) Includes 6,250 shares of common stock issuable upon exercise of common stock purchase warrants.



        (31) Includes 18,750 shares of common stock issuable upon exercise of common stock purchase warrants.



        (32) Includes 13,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (33) Includes 12,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (34) Includes 12,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (35) Includes 12,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (36) Includes 12,500 shares of common stock issuable upon exercise of common stock purchase warrants.

        (37) Includes 12,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (38) Includes 12,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (39) Includes 12,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (40) Includes 12,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (41) Includes 10,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (42) Includes 10,000 shares of common stock issuable upon exercise of common stock purchase warrants, of which 7,130 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (43) Includes 10,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (44) Includes 9,376 shares of common stock issuable upon exercise of common stock purchase warrants.



        (45) Includes 9,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (46) Includes 8,650 shares of common stock issuable upon exercise of common stock purchase warrants.



        (47) Includes 3,126 shares of common stock issuable upon exercise of common stock purchase warrants.



        (48) Includes 6,250 shares of common stock issuable upon exercise of common stock purchase warrants.



        (49) Includes 6,250 shares of common stock issuable upon exercise of common stock purchase warrants.



        (50) Includes 6,250 shares of common stock issuable upon exercise of common stock purchase warrants.



        (51) Includes 6,250 shares of common stock issuable upon exercise of common stock purchase warrants.



        (52) Includes 6,250 shares of common stock issuable upon exercise of common stock purchase warrants.



        (53) Includes 6,250 shares of common stock issuable upon exercise of common stock purchase warrants.



        (54) Includes 6,250 shares of common stock issuable upon exercise of common stock purchase warrants.



        (55) Includes 6,250 shares of common stock issuable upon exercise of common stock purchase warrants.



        (56) Includes 5,200 shares of common stock issuable upon exercise of common stock purchase warrants.



        (57) Includes 5,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (58) Includes 4,750 shares of common stock issuable upon exercise of common stock purchase warrants.



        (59) Includes 4,726 shares of common stock issuable upon exercise of common stock purchase warrants.

        (60) Includes 4,726 shares of common stock issuable upon exercise of common stock purchase warrants.



        (61) Includes 3,125 shares of common stock issuable upon exercise of common stock purchase warrants.



        (62) Includes 3,375 shares of common stock issuable upon exercise of common stock purchase warrants.



        (63) Includes 3,126 shares of common stock issuable upon exercise of common stock purchase warrants.



        (64) Includes 3,126 shares of common stock issuable upon exercise of common stock purchase warrants.



        (65) Includes 3,126 shares of common stock issuable upon exercise of common stock purchase warrants.



        (66) Includes 3,126 shares of common stock issuable upon exercise of common stock purchase warrants.



        (67) Includes 3,126 shares of common stock issuable upon exercise of common stock purchase warrants.



        (68) Includes 3,126 shares of common stock issuable upon exercise of common stock purchase warrants.



        (69) Includes 3,126 shares of common stock issuable upon exercise of common stock purchase warrants.



        (70) Includes 3,126 shares of common stock issuable upon exercise of common stock purchase warrants.



        (71) Includes 3,126 shares of common stock issuable upon exercise of common stock purchase warrants.



        (72) Includes 3,125 shares of common stock issuable upon exercise of common stock purchase warrants.



        (73) Includes 2,500 shares of common stock issuable upon exercise of common stock purchase warrants, of which 1,782 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (74) Includes 2,500 shares of common stock issuable upon exercise of common stock purchase warrants.



        (75) Includes 1,600 shares of common stock issuable upon exercise of common stock purchase warrants.



        (76) Includes 1,600 shares of common stock issuable upon exercise of common stock purchase warrants.



        (77) Includes 1,600 shares of common stock issuable upon exercise of common stock purchase warrants.



        (78) Includes 1,000 shares of common stock issuable upon exercise of common stock purchase warrants, of which 713 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (79) Includes 1,000 shares of common stock issuable upon exercise of common stock purchase warrants, of which 713 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (80) Includes 1,000 shares of common stock issuable upon exercise of common stock purchase warrants, of which 713 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (81) Includes 1,000 shares of common stock issuable upon exercise of common stock purchase warrants, of which 713 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (82) Includes 1,000 shares of common stock issuable upon exercise of common stock purchase warrants, of which 713 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (83) Includes 1,000 shares of common stock issuable upon exercise of common stock purchase warrants, of which 713 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (84) Includes 1,000 shares of common stock issuable upon exercise of common stock purchase warrants, of which 713 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (85) Includes 500 shares of common stock issuable upon exercise of common stock purchase warrants, of which 356 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (86) Includes 500 shares of common stock issuable upon exercise of common stock purchase warrants, of which 356 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (87) Includes 500 shares of common stock issuable upon exercise of common stock purchase warrants, of which 356 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.



        (88) Includes 10,000 shares of common stock issuable upon exercise of common stock purchase warrants.



        (89) Includes 10,000 shares of common stock issuable upon exercise of common stock purchase warrants, of which 7,222 shares of common stock are issuable upon exercise of common stock purchase warrants which will not vest until later than 60 days subsequent to September 15, 2000.

                              PLAN OF DISTRIBUTION


        The selling stockholders will be selling their stock either on the Nasdaq SmallCap market, at quoted prices, or directly to buyers at negotiated prices. We will pay the costs of registering these shares. We are entitled to reimbursement by some of the selling stockholders for a portion of these costs. Offering these shares for sale does not guarantee that anyone will buy them.


                                  LEGAL MATTERS


        The law firm of Richman, Mann, Chizever, Phillips & Duboff, of Beverly Hills, California, will pass upon the validity of the securities offered by this prospectus. Although the firm does not own any stock or warrants to purchase stock in the Company, ten attorneys and three other employees of the firm collectively own warrants to purchase 100,000 shares and all of them are included among the selling stockholders.



                     INCORPORATION OF DOCUMENTS BY REFERENCE



        We are incorporating by reference in this Prospectus our Annual Report on Form 10-K for the fiscal year ended July 31, 1999, our Quarterly Report on Form 10-Q for the quarter ended October 31, 1999, our Quarterly Report on Form 10-Q for the quarter ended January 31, 2000, and our Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.


        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose to you important information contained in other documents filed with the SEC by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information we later file with the SEC will automatically update and supersede this information. We also incorporate by reference the documents listed below:


        -       our Annual Report on Form 10-K for the fiscal year ended July
                31, 1998;



        - all other reports filed under Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by our last Annual Report on Form 10-K (July 31, 1999).



        - the description of the common stock in our registration statement on Form 8-A (File No. 0-24394) filed under the Securities Exchange Act of 1934 on June 20, 1994, and any amendments or reports filed to update the description; and


        - all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering.


        If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                             Penn Octane Corporation
                         77-530 Enfield Lane, Building D
                          Palm Desert, California 92211
                            Telephone: (760) 772-9080


        You should rely only on the information in this prospectus or any prospectus supplement or incorporated by reference in them. We have not authorized anyone else to provide you with different information. We are making offers of the securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                                 INDEMNIFICATION


        Our certificate of incorporation allows us to indemnify our officers and directors to the maximum extent allowed under Delaware law. This includes indemnification for liability which could arise under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant under these provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforeceable.


                              AVAILABLE INFORMATION

        Information about our company, including audited financial statements, can be found in our Annual Report on Form 10-K which we filed with the SEC.

        This prospectus is part of a Registration Statement on Form S-3 that has been filed with the SEC. It does not include all of the information that is in the registration statement and the additional documents filed as exhibits with it. For more detail you should read the exhibits themselves.


        We are subject to the informational requirements of the Exchange Act and, in accordance with it, are required to file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of filed reports, proxy and information statements and other information can be obtained form the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates or in some cases by accessing the Commission's World Wide Web site at http://www.sec.gov. Our common stock is traded on the Nasdaq SmallCap Market under the symbol POCC, and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                              --------------------



NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, AND SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THE PROSPECTUS OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AFTER THE DATE OF THIS PROSPECTUS.


                              --------------------


                                7,357,111 SHARES


                            PENN OCTANE CORPORATION

                                  COMMON STOCK

                              --------------------


                                   PROSPECTUS



                              --------------------



                               SEPTEMBER 19, 2000

                                     PART II

ITEM 14.OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth an itemized estimate of fees and expenses payable by the registrant in connection with the offering described in this registration statement:



SEC registration fee .............................................      $ 15,260
Nasdaq additional listing fee ....................................      $105,417
Counsel fees and expenses ........................................      $154,000
Accounting fees and expenses .....................................      $ 20,000
Blue Sky fees and expenses .......................................           -0-
Printing expenses ................................................      $ 26,000
Transfer agent and registrar fees ................................           -0-
Miscellaneous ....................................................      $ 32,000
                                                                        --------
Total ............................................................      $352,677




        All of the above expenses will be paid by the registrant. The registrant is entitled to reimbursement by some of the selling stockholders for a portion of such costs.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


        Section 145 of the Delaware General Corporation Law authorizes a corporation generally to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, in a similar position with another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. With respect to actions or suits by or in the right of the corporation, however, an indemnitee who acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation is generally limited to attorneys' fees and other expenses, and no indemnification shall be made if such person is adjudged liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that indemnification is appropriate. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority vote of directors who were not parties to such action, suit or proceeding or (iii) independent counsel, that indemnification of the indemnitee is proper because such has met the applicable standard of conduct. Section 145 provides that indemnification under its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.



        The Company's by-laws provide that the Company will indemnify, to the fullest extent permitted by law, any person or such person's heir, distributees, next of kin, successors, appointees, executors, administrators, legal representatives and assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company was a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, domestic or foreign, against expenses, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding.



        The Restated Certificate of Incorporation, as amended also provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director other than for: (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) liability under Section 174 of the General Corporation Law of Delaware, or
(iv) any transaction from which such director derived an improper personal benefit.


ITEM 16.    EXHIBITS


Exhibit No.
-----------

     5*        Opinion of Richman, Mann, Chizever, Phillips & Duboff

    23.1 Consent of Richman, Mann, Chizever, Phillips & Duboff. (included in Exhibit 5)

    23.2*      Consent of Burton McCumber & Cortez, LLP

    24*        Powers of attorney

    99*        Awareness letter of Burton McCumber & Cortez, LLP


------------------------

*       Filed herewith

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


               (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


               (6) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Desert, State of California, on this 19th day of September, 2000.



        PENN OCTANE CORPORATION



        By: /s/ Jerome B. Richter
           ---------------------------------------
               Jerome B. Richter
               Chairman of the Board, President
               and Chief Executive Officer




        By: /s/ Ian Bothwell
           ---------------------------------------
               Ian Bothwell
               Chief Financial Officer, Vice President,
               Treasurer, Assistant Secretary, and
               Principal Accounting Officer




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